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                                                                    Exhibit 5.1


                                January 22, 2001




Six Flags, Inc.
11501 Northeast Expressway,
Oklahoma City, Oklahoma 73131


Dear Sirs:

            I have acted as counsel for Six Flags, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (File No. 333-76595) under the Securities Act of 1933, as amended (the "Act"), as filed with the Securities and Exchange Commission (the "Commission") on April 20, 1999, as amended from time to time (the "Registration Statement"), and the Prospectus Supplement dated January 17, 2001 (the "Prospectus Supplement"), in connection with a proposed public offering of:

            (a) 10,000,000 Preferred Income Equity Redeemable Shares ("PIERS"), each representing one one-hundreth of a share of the Company's 7 1/4% Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), deposited with The Bank of New York, as depositary, (the "Depositary") for the PIERS; and

            (b) up to an additional 1,500,000 PIERS subject to an option granted to the underwriters, Lehman Brothers Inc., Allen & Company Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and Salomon Smith Barney Inc. (the
"Underwriters") to cover over-allotments, if any.

            The sale of the PIERS by the Company are subject to the terms and conditions set forth in an Underwriting Agreement entered into by the Company, Six Flags Operations Inc., Six Flags Theme Parks, Inc. and the Underwriters (the "Underwriting Agreement").

            In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such

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officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

            In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon the representations and warranties of the Company contained in the Agreement, and certificates or comparable documents of officers and representatives of the Company. I have also assumed the due authorization, execution and delivery of the Deposit Agreement by the Depositary.

            Based on the foregoing and subject to the qualifications stated herein, I am of the opinion that:

            1. The shares of Convertible Preferred Stock to be issued as contemplated by the Agreement and the Deposit Agreement, to be dated as of January 23, 2001, among the Company, The Depositary and all Owners and Holders from time to time of Depositary Receipts (as defined therein) issued thereunder (the "Deposit Agreement"), have been duly authorized and, when issued and delivered to the Depositary in connection with the issuance and sale of the Securities to the Underwriters as contemplated by the Underwriting Agreement and the Deposit Agreement, against payment therefor will be validly issued, fully paid and non-assessable under the laws of the State of Delaware (the jurisdiction in which the Company is incorporated), and such shares of Convertible Preferred Stock will entitle the holders thereof to the benefits in the certificate of designation therefor.

            2. When issued under the Deposit Agreement in accordance with the provisions thereof, each share of the PIERS will represent a one one-hundredth interest in a validly issued, outstanding, fully paid and nonassessable share of Convertible Preferred Stock. The PIERS, when issued under the Deposit Agreement in accordance with the provisions thereof, will be validly issued, and, assuming due execution and delivery of the Depositary Receipts relating to the PIERS by the Depositary pursuant to the Deposit Agreement, such Depositary Receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement.

            The opinions expressed herein are limited to the laws of the State of Delaware, the federal laws of the United States, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to

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without my prior written consent.

            I hereby consent to the filing of this opinion as Exhibit 5.1 to the 8-K to be filed by the Company on January 23, 2001.

                                    Yours truly,



                                    /s/ James M. Coughlin

                                    James M. Coughlin
                                    General Counsel


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